Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 13, 2026 (the “Closing Date”), the Company completed the transactions contemplated by the Agreement and Plan of Merger, (the “Merger Agreement”), dated as of October 28, 2025, by and among Ryerson Holding Corporation, a Delaware corporation (“Ryerson”), Crimson MS Corp., an Ohio corporation and a direct wholly owned subsidiary of Ryerson (“Merger Sub”), and Olympic Steel, Inc., an Ohio corporation (“Olympic Steel”). On the Closing Date, pursuant to the Merger Agreement, Merger Sub merged with and into Olympic Steel in accordance with Ohio law (the “Olympic Steel Merger”). At the effective time of the Olympic Steel Merger, each issued and outstanding share of common stock of Olympic Steel, without par per share (the “Olympic Common Stock”) (other than certain excluded shares), was converted into the right to receive 1.7105 shares of Ryerson’s common stock, rounded down to the nearest whole share, and cash in lieu of fractional shares. Upon the completion of the Olympic Steel Merger, Olympic Steel, as the surviving corporation, became a wholly owned subsidiary of Ryerson.

The following unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. The unaudited pro forma condensed combined financial statements have been prepared from the respective historical consolidated financial statements of Ryerson and Olympic Steel and reflect transaction accounting adjustments related to the merger. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and for the nine months ended September 30, 2025 are presented as if the merger had been completed on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 is presented as if the merger had been completed on September 30, 2025.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the unaudited consolidated financial statements of Ryerson included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025;

•	the unaudited consolidated financial statements of Olympic Steel included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025;

•	the audited consolidated financial statements of Ryerson included in its Annual Report on Form 10-K for the year ended December 31, 2024;

•	the audited consolidated financial statements of Olympic Steel included in its Annual Report on Form 10-K for the year ended December 31, 2024; and

•

other information relating to Ryerson and Olympic Steel contained in reports filed by Ryerson or Olympic Steel, as applicable, with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.

The unaudited pro forma condensed combined financial statements have been prepared to reflect adjustments to Ryerson’s historical consolidated financial information representing Ryerson management’s estimates based on information available as of the date hereof and are subject to change as additional information becomes available and analyses are performed. However, Ryerson management believes that the assumptions provide a reasonable basis for presenting the significant effects of the merger, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. Accordingly, the unaudited pro forma condensed combined financial statements reflect the following adjustments, which include Transaction Accounting Adjustments:

•	the reclassification of certain items within Olympic Steel’s historical presentation to conform to Ryerson’s financial statement presentation;

•	the merger, using the acquisition method of accounting, with Ryerson as the accounting acquirer and each share of Olympic Steel common stock converted into 1.7105 shares of Ryerson common stock; and

•	estimated purchase accounting adjustments and related impacts on the balance sheet and income statements.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”). Ryerson has been treated as the acquirer for accounting purposes, primarily due to Ryerson stockholders holding majority voting interests in the combined company, Ryerson issuing equity interests to effect the merger and the management of Ryerson continuing to manage the combined entity. Thus, Ryerson will account for the merger as a business combination in accordance with ASC 805. The total purchase price will be allocated to the acquired tangible and intangible assets and assumed liabilities based on their respective fair values. The fair values of the acquired assets and assumed liabilities of Olympic Steel have been measured based on various preliminary estimates using assumptions that Ryerson management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. The final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial statements which could have a material impact on the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements have been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments reflect transaction accounting adjustments related to the merger, which are discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the merger been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by Ryerson as set forth in Ryerson’s audited historical financial statements. Based on Ryerson’s initial review and understanding of Olympic Steel’s summary of significant accounting policies included in Olympic Steel’s Annual Report on Form 10-K for the year ended December 31, 2024, management is not aware of any material differences to conform Olympic Steel’s historical financial information to Ryerson’s significant accounting policies. A more comprehensive comparison and assessment will occur, which may result in additional differences identified. Additionally, Ryerson has included certain reclassifications for consistency in the financial statement presentation. These reclassifications have no effect on the previously reported total assets, total liabilities and shareholders’ equity, or net income of Ryerson or Olympic Steel. Refer to Note 3—Pro Forma Reclassification Adjustments for more details.

Ryerson and Olympic Steel have not had any historical material relationship prior to the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2025

	Ryerson	Olympic Steel	Reclassification Adjustments (Note 3)	Note	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Assets:
Current assets:
Cash & cash equivalents	$29.8	$7.5	$—		$(0.0)	A	$37.3
Restricted cash	0.6	—	—		—		0.6
Receivables less allowances	520.9	209.7	—		(0.4)	B	730.2
Inventories	678.7	383.9	—		—	I	1,062.6
Prepaid expenses and other current assets	73.5	13.6	(0.4)	A.1	—		86.7

Total current assets	1,303.5	614.7	(0.4)		(0.4)		1,917.4
Property plant & equipment	1,157.4	539.2	—		—	I	1,696.6
Less: Accumulated depreciation	(550.1)	(330.2)	—		—	I	(880.3)

Property plant & equipment, net	607.3	209.0	—		—		816.3
Operating lease asset	330.9	40.7	—		—	I	371.6
Other intangibles	61.1	113.6	—		(3.4)	C	171.3
Goodwill	161.5	83.8	—		(32.7)	D	212.6
Deferred charges and other assets	25.7	28.3	(1.5)	A.1	—		52.5

Total assets	$2,490.0	$1,090.1	$(1.9)		$(36.6)		$3,541.6

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$514.5	$143.4	$—		$(0.4)	B	$657.5
Salaries wages and commissions	37.9	24.5	4.1	A.2	11.1	E	77.6
Other accrued liabilities	66.0	22.2	(4.1)	A.2	—		84.1
Current portion of operating lease liabilities	33.2	6.8	—		—		40.0
Short-term debt	1.5	—	—		—		1.5
Current portion of deferred employee benefits	3.8	—	—		—		3.8

Total current liabilities	656.9	196.9	—		10.7		864.5

Long-term debt	498.2	240.9	(1.9)	A.1	16.9	F	754.1
Deferred employee benefits	78.1	—	22.9	A.3	—		101.0
Noncurrent operating lease liabilities	323.7	35.0	—		—		358.7
Deferred income taxes	122.9	13.6	—		(8.0)	G	128.5
Other noncurrent liabilities	12.8	24.5	(22.9)	A.3	—		14.4

Total liabilities	1,692.6	510.9	(1.9)		19.6		2,221.2

Stockholders’ equity:
Common stock	0.4	139.5	—		(139.3)	H	0.6
Capital in excess of par	429.9	—	—		534.9	H	964.8
Retained earnings	742.8	439.7	—		(451.8)	H	730.7
Treasury stock	(237.0)	—	—		—		(237.0)
Accumulated other comprehensive loss	(148.8)	—	—		—		(148.8)

Total stockholders’ equity	787.3	579.2	—		(56.2)		1,310.3

Noncontrolling interest	10.1	—	—		—		10.1

Total equity	797.4	579.2	—		(56.2)		1,320.4

Total liabilities & equity	$2,490.0	$1,090.1	$(1.9)		$(36.6)		$3,541.6

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	Ryerson	Olympic Steel	Reclassification Adjustments (Note 3)	Note	Transaction Accounting Adjustments (Note 5)	Note	Pro Forma Combined	Note
Net sales	$4,598.7	$1,941.7	$—		$(3.8)	A	$6,536.6
Cost of materials sold	3,764.5	1,490.5	66.0	B.1	(2.9)	A	5,318.1

Gross profit (loss)	834.2	451.2	(66.0)		(0.9)		1,218.5
Warehousing, delivery, selling, general, and administrative	801.2	—	337.3	B.1, B.2	20.7	B, C, D	1,159.2
Warehousing and processing	—	128.8	(128.8)	B.2	—		—
Administrative and general	—	113.0	(113.0)	B.2	—		—
Distribution	—	67.5	(67.5)	B.2	—		—
Selling	—	46.6	(46.6)	B.2	—		—
Occupancy	—	17.3	(17.3)	B.2	—		—
Depreciation	—	24.5	(24.5)	B.2	—		—
Amortization	—	5.6	(5.6)	B.2	—		—
Gain on insurance settlement	(1.6)	—	—		—		(1.6)
Restructuring and other charges	3.1	—	—		—		3.1

Operating profit (loss)	31.5	47.9	—		(21.6)		57.8
Interest and other expense on debt	43.0	16.5	—		(2.6)	E	56.9
Other (income) and expense	(4.1)	0.1	—		—		(4.0)

Income (loss) before income taxes	(7.4)	31.3	—		(19.0)		4.9
Tax provision (benefit)	(0.1)	8.3	—		(2.6)	F	5.6

Net income (loss)	(7.3)	23.0	—		(16.4)		(0.7)
Net income attributable to noncontrolling interest	1.3	—	—		—		1.3

Net income (loss) attributable to Ryerson Holding Corporation	$(8.6)	$23.0	$—		$(16.4)		$(2.0)

Basic earnings (loss) per share	$(0.26)	$1.97					$(0.04)	G

Diluted earnings (loss) per share	$(0.26)	$1.97					$(0.04)	G

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

	Ryerson	Olympic Steel	Reclassification Adjustments (Note 3)	Note	Transaction Accounting Adjustments (Note 5)	Note	Pro Forma Combined	Note
Net sales	$3,466.5	$1,480.1	$—		$(1.7)	A	$4,944.9
Cost of materials sold	2,853.2	1,122.2	54.6	B.1	(1.2)	A	4,028.8

Gross profit (loss)	613.3	357.9	(54.6)		(0.5)		916.1
Warehousing, delivery, selling, general, and administrative	606.2	—	276.9	B.1, B.2	4.2	B, D	887.3
Warehousing and processing	—	107.4	(107.4)	B.2	—		—
Administrative and general	—	93.8	(93.8)	B.2	—		—
Distribution	—	56.1	(56.1)	B.2	—		—
Selling	—	35.7	(35.7)	B.2	—		—
Occupancy	—	14.0	(14.0)	B.2	—		—
Depreciation	—	19.3	(19.3)	B.2	—		—
Amortization	—	5.2	(5.2)	B.2	—		—

Operating profit (loss)	7.1	26.4	—		(4.7)		28.8
Interest and other expense on debt	29.4	12.2	—		(1.9)	E	39.7
Other (income) and expense	1.2	0.1	—		—		1.3

Income (loss) before income taxes	(23.5)	14.1	—		(2.8)		(12.2)
Tax provision (benefit)	(5.9)	4.2			(0.6)	F	(2.3)

Net income (loss)	(17.6)	9.9	—		(2.2)		(9.9)
Net income attributable to noncontrolling interest	0.9	—	—		—		0.9

Net income (loss) attributable to Ryerson Holding Corporation	$(18.5)	$9.9	$—		$(2.2)		$(10.8)

Basic earnings (loss) per share	$(0.58)	$0.84					$(0.21)	G

Diluted earnings (loss) per share	$(0.58)	$0.84					$(0.21)	G

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In millions except for share and per share data, unless indicated otherwise)

Note 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

The Transaction

On February 13, 2026, Ryerson, Olympic Steel and Merger Sub, completed the transaction contemplated by the merger agreement dated as of October 28, 2025. On the Closing Date, pursuant to the merger agreement, Merger Sub merged with and into Olympic Steel, with Olympic Steel continuing as the surviving corporation of the merger and a direct wholly owned subsidiary of Ryerson.

At the effective time, each share of Olympic Steel common stock issued and outstanding immediately prior to the effective time was converted into the right to receive 1.7105 shares of Ryerson common stock plus cash to settle fractional shares. Immediately following completion of the merger, Olympic Steel shareholders own approximately 37% of the common stock of the combined company and Ryerson shareholders own approximately 63% of the common stock of the combined company.

Transaction Accounting Adjustments

The unaudited pro forma condensed combined statements of operations illustrate the effects of the merger as if the merger had been completed on January 1, 2024, and the unaudited pro forma condensed combined balance sheet reflects the effects of the merger as if the merger had been completed on September 30, 2025. The historical consolidated financial information has been adjusted to give pro forma effect to pro forma events that are necessary to account for the merger, adjustments to reflect financing arrangements, estimated transaction costs of the merger and reclassifications made to conform the financial statements of Olympic Steel to those of Ryerson. The transaction accounting adjustments are preliminary and based on estimates of the purchase consideration and estimates of the fair value and useful lives of the assets acquired and liabilities assumed.

The acquisition of Olympic Steel by Ryerson will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Ryerson treated as the acquirer. In the unaudited pro forma condensed combined balance sheet, Ryerson’s costs to acquire Olympic Steel have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be. The transaction accounting adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable. Actual results may differ materially from the assumptions made in the preparation of the unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the unaudited pro forma condensed combined financial information, the fair value of Olympic Steel’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Ryerson management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available, and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement. The unaudited pro forma condensed combined statements of operations include certain transaction accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.

Historical Information

The unaudited pro forma condensed combined balance sheet was prepared using the historical unaudited balance sheets of Ryerson and Olympic Steel as of September 30, 2025 as both companies follow a calendar year-end. The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical audited consolidated statement of operations of Ryerson for the year ended December 31, 2024;

•	the historical audited consolidated statement of comprehensive income of Olympic Steel for the year ended December 31, 2024;

•	the historical unaudited condensed consolidated statement of comprehensive income of Ryerson for the nine months ended September 30, 2025; and

•	the historical unaudited consolidated statement of comprehensive income of Olympic Steel for the nine months ended September 30, 2025.

Both Ryerson’s and Olympic Steel’s historical audited and unaudited consolidated financial statements were prepared in accordance with U.S. GAAP. The historical Olympic Steel consolidated financial statements included within the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations include certain reclassifications that were made to conform Olympic Steel’s financial statement presentation to that of Ryerson. Refer to Note 3—Pro Forma Reclassification Adjustments for more details.

Amounts throughout the notes are denoted in millions except for share and per share data, unless otherwise stated. Amounts may not sum due to rounding.

Note 2. MERGER CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION

The purchase price has been measured using the closing market price of Ryerson’s common stock as of February 13, 2026 as follows (in millions, except share and per share amounts):

Assumptions
Ryerson common stock price per share	$27.03
Equivalent Ryerson common stock share amount pursuant to Merger Agreement	1.7105

	Shares of Olympic Steel Common Stock	Shares of Ryerson Common Stock Exchanged	Fair Value	Consideration
Cash Consideration:
Cash payments for Olympic Steel outstanding performance based units	37,243		$1.7	Cash
Stock Consideration:
Shares of Olympic Steel common stock issued and outstanding	11,265,943	19,270,396	$520.9	Ryerson common stock
Outstanding Olympic Steel restricted stock awards relating to Ryerson common stock	14,650	25,055	$0.7	Ryerson common stock
Outstanding Olympic Steel restricted stock units relating to Ryerson common stock	123,102	210,544	$5.7	Ryerson common stock
Replacement Share-Based Awards:
Outstanding Olympic Steel restricted stock units relating to Ryerson common stock	186,875	319,643	$7.8	Ryerson restricted stock units
Debt Consideration:
Extinguishment of Olympic Steel’s existing debt			$240.9	Debt

Total Purchase Consideration			$777.7

Upon consummation of the merger, each share of Olympic Steel common stock held as treasury stock or held directly by Ryerson or Merger Sub was automatically cancelled and no consideration or payment was delivered in exchange. Each share of common stock, without par value, of Merger Sub issued and outstanding prior to the effective time was converted and became one fully paid and non-assessable share of common stock of Olympic Steel. Each share of Olympic Steel common stock issued and outstanding immediately prior to the effective time was converted into the right to receive 1.7105 validly issued, fully paid and non-assessable shares of common stock, $0.01 par value per share, of Ryerson. The shares were rounded down to the nearest whole share and the fractional shares will be paid in cash in lieu of fractional shares.

Each time-based Olympic Steel restricted stock unit (each, an “Olympic Steel RSU”), other than those relating to Olympic Steel’s Supplemental Executive Retirement Plan (the “SERP”) discussed below, that remained outstanding immediately prior to the effective time, was assumed by Ryerson and converted into a restricted stock unit award relating to a number of whole shares of Ryerson common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Olympic Steel common stock subject to Olympic Steel RSUs by (ii) 1.7105 (each, an “Assumed RSU Award”). Each Assumed RSU Award will continue to have all the terms and conditions as applied to Olympic Steel RSUs immediately prior to the effective time. For any holder of an Assumed RSU Award that had the right to elect to receive a cash settlement, and made a timely election to receive a cash settlement, Olympic Steel will pay an amount in cash (without interest) equal to the number of shares of Ryerson company stock subject to the Assumed RSU Award multiplied by the closing price per share of Ryerson’s common stock on the closing date. Each Olympic Steel RSU that was contributed and used to fund a participant’s account balance in Olympic Steel’s SERP, was cancelled and converted into a cash amount equal to the product of the number of shares of Olympic Steel’s common stock subject to Olympic Steel RSU multiplied by 1.7105, multiplied by the closing price per share of Ryerson’s common stock on the closing date.

Each Olympic Steel performance based vesting restricted stock unit (each, an “Olympic Steel PSU”) award that remained outstanding immediately prior to the effective time was cancelled and converted into the right to receive a cash payment equal to the product of the number of shares of Olympic Steel’s common stock subject to Olympic Steel PSU (assuming achievement of deemed target levels of performance for outstanding Olympic Steel PSUs granted in 2024 and 2025) multiplied by 1.7105, multiplied by the closing price per share of Ryerson’s common stock on the closing date.

Each Olympic Steel restricted stock award granted by Olympic Steel that is outstanding immediately prior to the date of the merger agreement vested immediately prior to the effective time and converted into the right of the holder to receive merger consideration.

Each Olympic Steel Phantom Award granted that was outstanding immediately prior to the effective time was converted into a phantom stock award with phantom units (rounded down to the nearest whole unit) equal to the product of the number of phantom units multiplied by 1.7105. Each assumed Olympic Steel Phantom Award will continue to have the same terms and conditions as applied to the Olympic Steel Phantom Award immediately prior to the effective time. In accordance with their terms, at the effective time, a pro-rated portion of the Olympic Steel Phantom Awards were vested based on the number of days in the performance period for the applicable award that had lapsed as of the effective time, and such vested Olympic Steel Phantom Awards were cashed out in connection with the closing of the merger.

Each time-based long-term cash incentive award granted under the C-suite Long Term Incentive Plan (“C-suite LTIP”), outstanding immediately prior to the effective time, was assumed by Ryerson and will continue to have the same terms and conditions as applied immediately prior to the effective time. Each performance-based long-term cash incentive award granted under the C-suite LTIP together with Olympic Steel’s time-based cash awards that were granted prior to the date of the agreement and outstanding immediately prior to the effective time was canceled and converted into the right to receive a cash amount equal to the amount that would be owed based on actual performance subject to a 2023-2025 performance period and assuming achievement of 100% of target performance for all other Olympic Steel performance-based cash awards.

Any awards outstanding under the Metal-Fab Manager Long-Term Incentive Plan and Metal-Fab Manager Retention Incentive Plan were assumed by Ryerson and shall remain outstanding and continue to be eligible to vest subject to the terms of the award. In accordance with their terms, at the effective time, a pro-rated portion of the awards outstanding under the Metal-Fab Manager Long-Term Incentive Plan and Metal-Fab Manager Retention Incentive Plan were vested based on the number of days in the performance period for the applicable award that had lapsed as of the effective time, and such vested awards were cashed out in connection with the closing of the merger. All other long-term cash awards granted under Olympic Steel’s stock plan will be treated in accordance with the terms of the applicable plan or award agreement.

For purposes of the unaudited pro forma condensed combined financial information, the portion of the fair value-based measure of the acquiree award that relates to the pre-combination service period was included in consideration transferred. The excess value of the replacement Ryerson awards and the fair-value-based measure of the acquiree awards related to the post-combination service period have been recorded as a post-combination compensation cost either immediately at the close of the merger or over the remaining service term of each award, if required under the post-combination terms.

A fair value adjustment was made to intangible assets. Additional adjustments to Olympic Steel’s remaining assets and liabilities may be necessary. At this time, however, Ryerson has limited knowledge as to the specific details and nature of those assets and liabilities necessary to make adjustments to those values. Ryerson believes that Olympic Steel’s book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable.

Assets Acquired
Cash and cash equivalents	$7.5
Receivables	209.3
Inventories	383.9
Prepaid expenses and other current assets	13.2
Property, plant, and equipment	209.0
Operating lease assets	40.7
Other intangible assets	110.2
Other long-term assets	26.8

Total Assets Acquired	$1,000.6

Liabilities Assumed
Accounts payable	$143.0
Salaries, wages, and commissions	39.7
Other accrued liabilities	18.1
Current portion of operating lease liabilities	6.8
Noncurrent operating lease liabilities	35.0
Deferred income taxes	13.6
Deferred employee benefits	22.9
Other noncurrent liabilities	1.6

Total Liabilities Assumed	$280.7

Net assets acquired, excluding goodwill	719.9
Deferred tax asset adjustment on the fair value of purchased intangibles, net	6.8
Total purchase consideration	777.7

Goodwill	$51.1

Note 3. PRO FORMA RECLASSIFICATION ADJUSTMENTS

The unaudited pro forma condensed combined financial information has been prepared using Ryerson’s significant accounting policies described in Ryerson’s audited consolidated financial statements for the fiscal year ended December 31, 2024. During the preparation of the unaudited pro forma condensed combined financial information, Ryerson performed an initial review of the accounting policies of Olympic Steel to determine if differences in accounting policies require reclassification or adjustment to conform to Ryerson’s accounting policies and classifications. During this review, Ryerson did not become aware of any material differences between the accounting policies of Ryerson and Olympic Steel, except for certain reclassifications necessary to conform to Ryerson’s financial statement presentation.

The following describes the adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined balance sheet:

A.1. Reclassification of Olympic Steel deferred financing fees from prepaid expenses and other current assets and deferred charges and other assets to long-term debt in order to conform with Ryerson’s financial statement line item presentation.

A.2. Reclassification of Olympic Steel accrued payroll taxes, accrued payroll withholdings, accrued commissions, worker’s compensation, 401(k) match accrual, and medical accruals from other accrued liabilities to salaries, wages, and commissions to conform with Ryerson’s financial statement line item presentation

A.3. Reclassification of Olympic Steel deferred employee benefits from other noncurrent liabilities to deferred employee benefits to conform with Ryerson’s financial statement line item presentation.

The following describes the adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined statements of operations:

B.1. Reclassification of estimated Olympic Steel processing costs from warehousing, delivery, selling, general and administrative expense to cost of goods sold to conform with Ryerson’s financial statement line-item presentation. This estimate utilized Ryerson’s processing costs as a percentage of net sales, multiplied by Olympic Steel’s net sales.

B.2. Reclassification of Olympic Steel warehousing and processing, administrative and general, distribution, selling, occupancy, depreciation and amortization expenses to warehousing, delivery, selling, general and administrative expense to conform with Ryerson’s financial statement line-item presentation.

Upon completion of the merger, a more comprehensive review of accounting policies of Olympic Steel will be performed, which may identify other differences in the accounting policies of Ryerson and Olympic Steel that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

A. Represents adjustments to the combined company cash balance to complete and fund the merger, including (i) net proceeds from Ryerson’s additional borrowings net of debt issuance costs, (ii) cash consideration paid in connection with the closing of the merger, and (iii) Ryerson transaction costs paid:

Cash and cash equivalents	As of September 30, 2025
Ryerson’s additional borrowings, net of debt issuance costs	$255.9
Olympic Steel debt paid upon merger	(240.9)
Cash consideration paid upon merger	(1.7)
Ryerson transaction costs paid upon merger	(13.3)

Net adjustment to cash and cash equivalents	$(0.0)

B. Represents the elimination of accounts receivable and accounts payable between Ryerson and Olympic Steel:

September 30, 2025
Accounts receivable	$(0.4)
Accounts payable	$(0.4)

C. Represents the net adjustment to intangible assets based on the preliminary purchase price allocation as follows:

Intangible assets	As of September 30, 2025	Estimated remaining useful life (years)
Estimated fair value of identifiable intangible assets acquired	$110.2	13
Elimination of Olympic Steel’s historical intangible assets	(113.6)

Net adjustments to intangible assets	$(3.4)

D. Represents the net adjustment to eliminate Olympic Steel historical goodwill as follows:

Goodwill	As of September 30, 2025
Elimination of Olympic Steel’s historical goodwill	(83.8)
Goodwill to be recorded based on the estimated preliminary purchase price allocation	51.1

Net adjustment to goodwill	$(32.7)

E. Represents the adjustment to reclassify the SERP and RSUs from an equity to liability classification as follows:

Salaries wages and commissions	As of September 30, 2025
Reclassification of RSUs and SERP from equity to liabilities	$11.1

Net adjustment salaries wages and commissions	$11.1

F. Ryerson is financing the Olympic Steel Merger, in part, with proceeds from the Amended Ryerson Credit Facility.

On the Closing Date, Ryerson entered into Amendment No. 7 to the Credit Agreement (the “Seventh Amendment”) by and among Ryerson, Joseph T. Ryerson & Son, Inc. (“JTR”), the wholly owned subsidiary of Ryerson, and Ryerson Canada, Inc. (such subsidiary of JTR together with JTR, the “Borrowers”), certain directly and indirectly wholly owned subsidiaries of JTR as guarantors of obligations under the Original Ryerson Credit Facility as amended by the Seventh Amendment (such subsidiaries and Ryerson, the “Guarantors”), the lenders party thereto, and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent. The Seventh Amendment amends the Credit Agreement, dated as of July 24, 2015 (as amended by Amendment No. 1, dated as of November 16, 2016, as further amended by Amendment No. 2, dated as of June 28, 2018, as further amended by Amendment No. 3, dated as of September 23, 2019, as further amended by Amendment No. 4, dated as of November 5, 2020, as further amended by Amendment No. 5, dated as of June 29, 2022, as further amended by Amendment No. 6, dated as of June 10, 2024, the “Original Ryerson Credit Facility” and as further amended by the Seventh Amendment, the “Amended Ryerson Credit Facility”), by and among the Borrowers, the Guarantors, the lenders party thereto and Bank of America, as administrative agent and collateral agent.

The Seventh Amendment, among other amendments, (a) extends the maturity of such facility to February 13, 2031, (b) increases the aggregate revolving commitments thereunder from $1.3 billion to $1.8 billion, and (c) effects changes in connection with the Olympic Steel Merger. Related issuance costs incurred on the refinancing are approximately $6.8 million.

The proceeds received from borrowings on the Closing Date under the Amended Ryerson Credit Facility were used, among other uses, to repay in full and terminate the obligations under the Third Amended and Restated Loan and Security Agreement, dated as of December 8, 2017 (as amended from time to time), by and among Olympic Steel, certain subsidiaries of Olympic Steel as borrowers and guarantors, the lenders party thereto and Bank of America, as agent (the “Olympic Steel Credit Agreement”).

Ryerson borrowed additional funds under the Amended Ryerson Credit Facility to pay for the cash portion of the purchase consideration and Ryerson’s transaction costs.

Additionally, in connection with the termination of the Olympic Steel Credit Agreement, Ryerson has adjusted debt for the elimination of unamortized noncurrent debt issuance costs of Olympic Steel.

Debt and related balances	As of September 30, 2025
Ryerson additional borrowings on the revolving line of credit	$262.7
Ryerson debt issuance costs incurred upon refinancing the credit facility	(6.8)
Extinguishment of Olympic Steel’s existing debt	(240.9)
Elimination of existing unamortized noncurrent debt issuance costs of Olympic Steel	1.9

Net adjustment to debt	$16.9

G. Represents the adjustment to long-term deferred income taxes, as follows:

Deferred taxes	As of September 30, 2025
Deferred tax asset adjustment on the fair value of purchased intangibles	$(2.0)
Deferred tax asset adjustment on the fair value of purchased goodwill	(4.8)
Deferred tax asset adjustment on transaction costs	(1.2)

Net adjustment to long-term deferred income tax assets	$(8.0)

Olympic Steel’s historical goodwill is expected to be deductible for tax reporting purposes, and pro forma adjustments for deferred taxes have been reflected in the unaudited pro forma condensed combined financial information. Ryerson has made adjustments to deferred taxes for known items, however, because Ryerson has not completed financial or tax due diligence, additional adjustments to Olympic Steel’s historical deferred tax balance may be necessary, and those adjustments may be material.

H. Represents adjustments to shareholders’ equity accounts to eliminate historical Olympic Steel balances, increase common stock and additional paid-in capital of the combined company for the fair value of Ryerson common stock consideration and adjust retained earnings of the combined company as a result of transaction accounting adjustments to net income incurred at the closing of the merger.

As of September 30, 2025
Elimination of Olympic Steel’s historical retained earnings	$(439.7)
Effect of transaction costs and other adjustments to net income, net of tax	(12.1)

Net adjustment to retained earnings	$(451.8)
Elimination of Olympic Steel’s historical common stock, net of RSUs and SERP reclassified as liabilities assumed	$(139.5)
Estimated Ryerson common stock issued as purchase consideration	0.2

Net adjustments to common stock	$(139.3)
Estimated additional paid-in capital (“APIC”) recorded for Ryerson common stock issued as purchase consideration	$527.1
Estimated additional APIC recorded for Ryerson restrictred stock units issued as purchase consideration	7.8

Net adjustment to APIC	$534.9

I. No adjustments to the carrying value of inventory, property, plant and equipment or right-of-use (“ROU”) assets were estimated as Ryerson does not have sufficient information as to the types, nature, age and condition of Olympic Steel’s inventory, fixed assets and ROU assets to estimate fair value or conclude whether carrying value approximates fair value.

Note 5. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

A. Represents the elimination of sales from Ryerson to Olympic Steel and Olympic Steel sales to Ryerson, with the corresponding elimination to cost of materials sold.

	Nine months ended September 30, 2025	Year ended December 31, 2024
Net sales	$(1.7)	$(3.8)
Cost of materials sold	$(1.2)	$(2.9)

B. Represents the elimination of historical amortization expense related to Olympic Steel intangible assets and the addition of amortization expense from the acquired intangible assets based on the preliminary estimated fair values and useful lives as discussed in Note 2 – Estimated Merger Consideration and Preliminary Purchase Price Allocation and Note 4 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments:

	Nine months ended September 30, 2025	Year ended December 31, 2024
Elimination of Olympic Steel’s historical intangible asset amortization expense	$(4.6)	$(4.4)
Amortization expenses for newly acquired intangible assets	6.7	9.0

Total pro forma amortization expense adjustment	$2.1	$4.6

A 10% change in the fair value of definite-lived intangible assets acquired would change amortization expense on a pro forma basis by $0.7 million for the nine months ended September 30, 2025, and $0.9 million for the year ended December 31, 2024.

C. Adjustment to reflect estimated non-recurring acquisition-related transaction costs of Ryerson, including investment banking, advisory, legal, valuation, filing and other professional fees:

	Nine months ended September 30, 2025	Year ended December 31, 2024
Non-recurring transaction costs	$—	$13.3

D. Adjustment to reflect estimated compensation expense relating to new share-based compensation awards issued at closing date are as follows:

	Nine months ended September 30, 2025	Year ended December 31, 2024
Compensation expense for new share-based compensation awards issued on the transaction date	$2.1	$2.8

Total pro forma compensation expense adjustment	$2.1	$2.8

E. Ryerson funded the cash portion of the merger consideration and transaction costs with additional borrowings from Ryerson’s credit facilities. See Note 4 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments for additional information.

Adjustments to interest expense include the following:

	Nine months ended September 30, 2025	Year ended December 31, 2024
Interest expense related to additional borrowings under the Ryerson line of credit	$9.9	$13.2
Amortization of new debt issuance costs to interest expense	0.7	1.0
Elimination of Olympic Steel’s interest expense on extinguished debt	(12.5)	(16.8)

Net pro forma impact to interest expense	$(1.9)	$(2.6)

A 1/8% increase in the interest rate would result in an increase to the pro forma interest expense of $0.2 million for the nine months ended September 30, 2025, and $0.3 million for the year ended December 31, 2024. A 1/8% decrease in the interest rate would result in a decrease to the pro forma interest expense of $0.2 million for the nine months ended September 30, 2025, and $0.3 million for the year ended December 31, 2024.

F. Represents the impact on income tax expense of transaction accounting adjustments as follows:

	Nine months ended September 30, 2025	Year ended December 31, 2024
Income tax impact of transaction costs	$—	$(1.2)
Income tax impact of net decrease to net margin	(0.1)	(0.2)
Income tax impact of the net decrease in interest expense	0.5	0.7
Income tax impact of the net increase in amortization expense	(0.5)	(1.2)
Income tax impact of the net increase in compensation expense	(0.5)	(0.7)

Total transaction accounting adjustments for income tax expense	$(0.6)	$(2.6)

The net transaction accounting adjustments to income tax expense reflect the tax effect of the transaction accounting adjustments using the blended statutory rate of 25% for the nine months ended September 30, 2025 and the year ended December 31, 2024. The net transaction accounting adjustment to income tax expense for transaction costs are reflected using an expected tax rate of 9% to reflect certain transaction costs that are not deductible.

G. The unaudited pro forma condensed combined basic and diluted loss per share calculations are based on the estimated weighted-average number of shares of Ryerson common stock outstanding on a pro forma basis, as illustrated below. The pro forma weighted-average shares of Ryerson common stock outstanding have been calculated as if the shares of Ryerson common stock issued as merger consideration had been issued and outstanding as of the start of the pro forma period presented. Amounts below are in millions except per share data which are in thousands.

	Nine months ended September 30, 2025	Year ended December 31, 2024
	(In millions, except number of shares which are reflected in thousands and per share data)
Pro Forma Weighted Average Shares (Basic)
Ryerson historical weighted average shares outstanding (Basic)	32,085	33,189
Shares of Ryerson common stock issued as consideration for outstanding shares of Olympic Steel	19,506	19,506

Pro Forma Weighted Average Shares (Basic)	51,591	52,695

Pro Forma Weighted Average Shares (Diluted)
Ryerson historical weighted average shares outstanding (Diluted)	32,085	33,189
Shares of Ryerson common stock issued as consideration for outstanding shares of Olympic Steel	19,506	19,506

Pro Forma Weighted Average Shares (Diluted)	51,591	52,695

Pro Forma Basic Loss Per Share
Pro Forma net loss	$(10.8)	$(2.0)
Pro Forma weighted average shares (Basic)	51,591	52,695

Pro Forma Basic Loss Per Share	$(0.21)	$(0.04)

Pro Forma Diluted Loss Per Share
Pro Forma net loss	$(10.8)	$(2.0)
Pro Forma weighted average shares (Diluted)	51,591	52,695

Pro Forma Diluted Loss Per Share	$(0.21)	$(0.04)